Exhibit 10.3

AGENCY AGREEMENT

between

SWEEPIUM LTD ( XE “SWEEPIUM”)

Company Registration Number	SWEEPIUM LTD
VAT Number	15061415
Physical Address	71-75 Shelton Street, Covent Garden, London, United Kingdom, WC2H 9JQ
Postal Address	71-75 Shelton Street, Covent Garden, London, United Kingdom, WC2H 9JQ
Telephone Number	+393403492195
Email Address	Stefano.fregoni@sweepium.com
Name	Stefano
Title	Fregoni
Date	11/03/2024
Signature(s) (who warrants that s/he is duly authorised to Sign)

and

XXXXXXXXXXX (“Reseller”)

ID Number
Physical Address
Postal Address
Telephone Number
Email Address
Name
Title
Date
Signature(s) (who warrants that s/he is duly authorised to Sign)

By signing above, the Parties acknowledge that they have read, understood, accepted and agree to be bound by the terms of this Agreement. The Parties shall not be bound prior to signature.

1. INTRODUCTION

1.1 Sweepium wishes to expand its markets.

1.2 The Parties wish to enter into an agency relationship for the sale of Sweepium’s Gaming products. These Gaming products may be delivered to gaming operators across a variety of platforms including online and VLT.

1.3 The Reseller shall represent Sweepium in deal origination, facilitation and negotiation within its network as Sweepium’s representative on an ongoing basis throughout the currency of this Agreement, according to Sweepium guidelines.

2. DEFINITIONS AND INTERPRETATION

2.1 Definitions. For purposes of this Agreement -

2.1.1 “Agreement” means this Agreement including any annexures or schedules attached hereto.

2.1.2 “Business Day” means any day other than a Saturday, a Sunday, a gazetted public holiday in Sweden or a bank holiday in the United Kingdom;

2.1.3 “Business Hours” means Sweepium’s (or Client’s, as the context requires) normal business hours on Business Days;

2.1.4 "Client" shall include a prospective or existing client to whom the Product is supplied and who has signed a Partnership Agreement;

2.1.5 “Commission” means the provisions as to payment of fees as detailed in clause 8;

2.1.6 “Effective Date” means the last date of signature of either of the parties on the cover sheet;

2.1.7 “Sweepium Technology” means any and all technology that Sweepium has created, acquired or otherwise has rights in and may, in connection with the performance of Sweepium’s obligations under this Agreement, employ, provide, modify, create or otherwise acquire rights in and includes all concepts; ideas; methods; methodologies; procedures; processes; know-how; techniques; function, process, system and data models; templates; the generalised features of the structure, sequence and organisation of software, user interfaces and screen designs; general purpose consulting and software tools, utilities and routines; and logic, coherence and methods of operation of systems;

2.1.8 “Parties” means Sweepium and the Reseller and “Party” means either one of them;

2.1.9 "Product" means Sweepium’s proprietary Gaming products, which comprise to Remote Gaming server including support services and games for use in online gaming operation, as more fully detailed in Appendix “B”;

2.1.10 “Renewal Date” means 36 (thirty-six) calendar months calculated from the Effective Date.

2.1.10.1 “Gross Gaming Revenue” (GGR) means the total fees received by Sweepium from Clients

2.1.11 “Partnership Agreement” means the agreement regarding Sweepium Products which the Reseller initiated and Sweepium signed with the Client.

2.1.12 “Software” means the software as described in Appendix “B” and includes any one or more logical modules thereof, all improvements thereto and any documentation supplied therewith.

2.2 Headings. Headings and sub-headings are inserted for information purposes only and shall not be used in the interpretation of this Agreement.

2.3 Examples. Whenever a term is followed by the word “including” or “include” or “excluding” or “exclude” and specific examples, the examples shall not limit the ambit of the term.

2.4 Enactments. References to any enactment shall be deemed to include references to the enactment as re-enacted, amended or extended from time to time.

2.5 References to persons. References to persons shall include natural and juristic persons and references to either Party shall include the Party’s successors or permitted assigns.

2.6 Calculation of days. Unless otherwise stated in this Agreement, when any number of days is prescribed in this Agreement the first day will be excluded and the last day included, unless the last calendar day falls on a calendar day that is not a Business Day, in which event the last calendar day shall be the next Business Day.

2.7 Rule of construction excluded. The rule of construction that an agreement shall be interpreted against the Party responsible for its drafting or preparation shall not apply.

2.8 Conflicts with schedules. In the event of any conflict between these terms and the terms contained in any schedules or annexures hereto (as amended from time to time), the provisions of these terms shall prevail.

3. AGENCY

3.1 In performing its obligations as Reseller pursuant to the provisions of this Agreement, the Reseller shall be obliged to comply in all respects with the direction from time to time of Sweepium and, in particular, the Reseller shall be obliged in its name, where so required by Sweepium, to enforce all the rights and discharge all the obligations of Sweepium vis-à-vis third parties.

3.2 The Reseller shall not, without the prior written consent of Sweepium, enter into any transaction or conclude any agreement or make other arrangements which are not in the ordinary course of the business.

3.3 The Reseller shall not be entitled to issue any guarantees or furnish any securities or any other intercessions on behalf of Sweepium and/or in relation to the business.

3.4 The Reseller shall submit to Sweepium such reports in connection with the business as Sweepium may from time to time, not more than once a month, require and any other report in respect of the assets, liabilities and the financial position of the business.

4. DURATION

4.1 This Agreement shall commence on the Effective Date and shall continue for a period of 36 (thirty-six) months whereafter it may be renewed at the discretion of both parties, based on performance, unless either party prior to the Renewal Date, has terminated the Agreement in terms of clause 10.

5. DUTIES AND OBLIGATIONS OF Sweepium

5.1 Sweepium has the legal right, the necessary licences and full power and authority to execute this Agreement and grant the rights and perform the obligations set out in this Agreement.

5.2 Sweepium shall comply with all applicable laws, rules, regulations and court orders (including data protection laws) relevant to this Agreement.

5.3 Support and maintenance. Sweepium will provide support and maintenance services relating to the Software on written request from Clients and charge for such services on a time and materials basis.

5.4 Sweepium will invoice and collect payment from Clients for the Product and, subsequent to payment by the Clients, make the Commission payment to the Reseller in accordance with the Commission provisions in this Agreement for Services rendered.

6. DUTIES AND OBLIGATIONS OF THE Reseller

6.1 The Reseller undertakes to liaise on a regular basis with Sweepium and to notify Sweepium of any prospective Clients’ details prior to engaging with such Client.

6.2 The Reseller must provide Sweepium with a list of prospective Clients which the Reseller intends on approaching to sell the Product. Sweepium must approve the list before the Reseller may approach the Client. Clients outside the territory may be approached by Reseller following Sweepium’s prior approval. This list is valid for two months from the written communication.

6.3 After that Sweepium can approach the Client and discuss potential business directly.

6.4 The Reseller will exercise its best professional judgement, conduct itself in a manner consistent with Sweepium’s good name and will at all times promote the integrity and reputation of the Product and Sweepium.

6.5 The Reseller may not make any performance guarantees or agree to contractual penalties on behalf of Sweepium. 6.6 The Reseller undertakes to solicit clients for Sweepium entirely on their own merits and represent them factually while not making any explicit remarks about other products which are or may be considered inaccurate, misleading or otherwise disparaging.

6.7 The Reseller is under no circumstances authorised to sign or accept agreements on behalf of Sweepium or to alter Sweepium prices, terms and conditions with the Client and will further draw to the Client’s attention that the agreement concerned is not concluded until signed by Sweepium.

6.8 Where applicable, the Reseller shall endeavor to ensure the timeous delivery of the Product.

6.9 The Reseller shall inform the Client of the scope of the Reseller’s responsibility under this Agreement.

6.10 The Reseller shall, if requested by Sweepium, furnish written reports to Sweepium concerning sales activity to Clients and prospects within such reasonable period as Sweepium may determine.

6.11 The Reseller agrees that he shall not cede, assign, transfer or make over this Agreement to any third party, nor shall he alter, remove or tamper with any trademarks, numbers or identifying aspects of the Products.

7. PAYMENT OF COMMISSION

7.1 The Commission Fee payable to the Reseller is detailed in Appendix “C”.

7.2 Sweepium shall on a monthly basis issue a Statement of the Commission due to the Reseller within 20 Business Days after the receipt of payment by the Client to Sweepium. Reseller will furnish Sweepium with an invoice for the amount as disclosed on Sweepium’s Statement. Sweepium shall within 20 business days of receipt from Client and following receipt of the Reseller’s invoice, pay the Reseller the Commission due.

7.3 If the Reseller fails to complete one or more of the following, Sweepium shall be entitled to withhold payment until it is satisfied that the Reseller has fully complied with the Commission payment requirements:

7.3.1 The Client has made all payments due to Sweepium under the Sweepium Partnership Agreement;

7.3.2 The Reseller has submitted an invoice to Sweepium prior to payment;

7.3.3 The Reseller has completed his obligations in accordance with his service level in Appendix "B".

7.4 Sweepium will pay Commission only for Products directly supplied by Sweepium under its Partnership Agreements with the Client.

7.5 The Commission payment by Sweepium shall be the only liability of Sweepium to the Reseller for Services rendered to Sweepium by the Reseller in terms of this Agreement and any additional service shall be the subject of a separate written agreement with Sweepium.

8. CONFIDENTIAL INFORMATION

8.1 Each Party (“Receiving Party") must treat and hold as confidential all information which it may receive from the other Party (“Disclosing Party") or which becomes known to it during the currency of this Agreement. Without limiting the scope, confidential information includes Sweepium Technology, any upgrades and/ or improvements to the Software.

8.2 Nature.

8.2.1 The confidential information of the Disclosing Party shall include –

8.2.1.1 All Sweepium Technology, Software and associated material and documentation, including the information contained therein.

8.2.1.2 Client details.

8.2.2 all information relating to –

8.2.2.1 the Disclosing Party's past, present and future research and development.

8.2.2.2 the Disclosing Party's business activities, pricing, products, services, Clients,

8.2.2.3 as well as the Disclosing Party’s technical knowledge and trade secrets.

8.2.2.4 the terms of this Agreement.

8.3 The Receiving Party's obligations.

8.3.1 The Receiving Party agrees that in order to protect the proprietary interests of the Disclosing Party in the Disclosing Party’s confidential information –

8.3.1.1 it shall only make the confidential information available to those of the Receiving Party’s personnel who are actively involved in the execution of the Receiving Party’s obligations under this Agreement and to its professional representatives and advisors, and then only on a “need to know” basis.

8.3.1.2 it shall initiate internal security procedures reasonably acceptable to the Disclosing Party to prevent unauthorised disclosure and will take all practical steps to impress upon those Personnel who need to be given access to confidential information, its secret and confidential nature.

8.3.1.3 all written instructions, drawings, notes, memoranda and records of whatever nature relating to the confidential information of the Disclosing Party which have or shall come into the possession of the Receiving

Party and its personnel, shall be and shall at all times remain the sole and absolute property of the Disclosing

Party and shall promptly be handed over to the Disclosing Party when no longer required for the purposes of this Agreement.

8.4 Effect of termination. On termination or expiry of this Agreement, the Parties will deliver to each other or, at the other Party’s option, destroy all originals and copies of confidential information in their possession.

8.5 Indemnity. The Receiving Party hereby indemnifies the Disclosing Party against any loss or damage which the Disclosing Party may suffer as a result of a breach of this clause by the Receiving Party.

8.6 Survival. This clause is severable from the remainder of the Agreement and shall remain valid and binding on the Parties, notwithstanding any termination, for a period of 5 (five) years after the effective date of termination.

9. TERMINATION

9.1 This Agreement may be terminated summarily by the

Parties in the event of:

9.1.1 a party committing a material breach of this Agreement, which is incapable of being remedied or, if capable of being remedied, fails to remedy such breach within a period of 20 (Twenty) Business Days after the receiving notice thereof from the other party.

9.2 In addition to the provisions of clause 10.1, Sweepium may summarily terminate this Agreement if the Reseller or a director of the Reseller:

9.2.1 is found guilty of a criminal offence.

9.2.2 disparages Sweepium or the Product or otherwise does anything which has the effect of bringing Sweepium or the Product into disrepute.

9.2.3 fails to keep full and proper books of account and records showing clearly all transactions and proceedings relating to the business conducted by the Reseller under this Agreement;

9.2.4 does anything to cause the winding-up of the Reseller or a resolution is made or passed to that effect; and 9.2.5 causes a provisional liquidator to be appointed, an administration order is made, a receiver is appointed in respect of it or all or any of its assets, it is unable to pay any of its debts within the meaning of applicable insolvency laws, or any voluntary arrangement is proposed or in any situation which is the same as the aforegoing.

9.3 In the event Sweepium elects to terminate this Agreement for cause as envisaged in 10.1 or 10.2 above, all the rights and obligations of the Parties will end with immediate effect, including any obligation on Sweepium to make any payment to the Reseller.

9.3.1 Sweepium may terminate the agreement with 3 (three) months’ notice period.

9.4 Effect of termination. Upon the termination of the Agreement the Reseller shall immediately:

9.4.1 take whatever steps may be required by Sweepium to vest in the latter all rights, obligations, assets and liabilities relating to the business or conduct thereof, which immediately prior to such termination attached to the Reseller.

9.4.2 Deliver to Sweepium all books, records and other documentation in relation to the business.

9.4.3 Notice period is three months from the first of the following month after sending the termination note. 9.4.4 Reseller has the right to continue business discussion, if he chooses to, for max 6 months.

9.4.5 Resellers commission from Partnership Agreement will continue to be honoured in line with Agreement.

10. DISCONTINUANCE

10.1 Sweepium may, without liability to the Reseller, discontinue the supply of any Products according to Sweepium’s normal procedures with a month’s notice, given that there were reasonable grounds to do so as per this agreement.

10.2 Sweepium will endeavour, as supply permits, to satisfy any Clients’ orders received before the date of withdrawal as announced by Sweepium and pay the Reseller in accordance with the paragraphs relating to Commission and Termination where the Reseller is so entitled, or alternatively Sweepium may in its discretion offer to substitute the discontinued Product with a new product. Unless otherwise agreed by Sweepium and the Reseller the new product shall carry the same rate of Commission as the discontinued Product as substituted.

11. ADVERTISING AND PROMOTION

11.1 Nothing in this Agreement shall be interpreted to grant the Reseller any right to use any trademark or trade name of Sweepium or of any Sweepium related company in advertising or otherwise. The Reseller may state in trade or professional journals and associations that it is a Sweepium Reseller for the Product specified in this Agreement, provided that the Reseller may not advertise the Products without prior written consent of Sweepium.

12. WARRANTY OF RESELLER

12.1 The Reseller represents and warrants that on commencement of this Agreement the Reseller is free to enter into and perform its own obligations in terms of this Agreement. The Reseller further represents and warrants that the Reseller will not accept any obligation or restriction which would be inconsistent with, or in conflict with the terms and conditions of this Agreement.

13. LIMITATION OF LIABILITY

13.1 Maximum liability. Whatever the legal basis of a claim and notwithstanding anything to the contrary in this Agreement, Sweepium's liability to the Reseller under this Agreement and howsoever arising will be limited to direct damages up to the Commission actually paid by Sweepium to the Reseller in the 12 (twelve) month period immediately preceding the date on which the direct damages arose.

13.2 Consequential damages. Sweepium shall not be liable for any indirect or consequential loss or damages, including loss of business, data, profits, revenue or anticipated savings howsoever arising, suffered by the Reseller and arising in any way in connection with this Agreement or the termination of this Agreement or for any liability of the Reseller to any third party.

14. INDEMNITY

14.1 The Reseller shall defend, indemnify, and hold Sweepium and its directors, officers, employees, and representatives harmless from and against any and all liabilities, losses, damages, and costs, including reasonable attorney's fees, resulting from, arising out of, or in any way connected with (i) any breach by the Reseller of any warranty or representation contained in this Agreement, (ii) the performance of the Reseller’s duties and obligations under this Agreement, (iii) the Reseller’s negligence or (iv) any injury caused directly or indirectly by the Reseller’s negligent or intentional acts or omissions, or the unauthorised use of the Product or Software.

14.2 Sweepium warrants that it has the legal right, the necessary licences and full power and authority to execute this Agreement. Sweepium shall defend, indemnify, and hold Reseller and its directors, officers, and employees harmless from and against any and all liabilities, losses, damages, and costs, including reasonable attorney's fees resulting there from.

15. APPLICABLE LAW AND DISPUTE RESOLUTION

15.1 The Parties shall first of all seek to resolve any disputes that may arise in relation to this Agreement amicably and in good faith. If this does not succeed the dispute shall be resolved by the matter being put before a person who has experience in the field of intellectual property rights and who is jointly appointed by the Parties to act as arbitrator in the matter. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by courts of England and Wales. The governing law of the Agreement shall be the substantive law of England and Wales. Notwithstanding the foregoing, the Sweepium retains the right to sue for the recovery of fees due in terms of this Agreement in any jurisdiction in which the Reseller is operating or has assets.

The Sweepium retains the rights to sue for breach of its intellectual property rights and other proprietary information, whether related to this Agreement or otherwise, in any jurisdiction where it has reason to believe that an infringement or breach of this Agreement in relation to its Intellectual Property Rights might be taking place. The Reseller recognizes that a breach or a threatened breach of the Sweepium’s Intellectual Property Rights will cause the Sweepium irreparable damage and consequently that in this event the Sweepium is entitled to injunctive relief and other measures that prevent the threatened breach or stop the breach of the Sweepium's Intellectual Property Rights.

16. GENERAL

16.1 This Agreement shall apply only to the Products supplied by Sweepium in the Territory from time to time. 16.2 The Reseller has no authority under this Agreement to collect any money from Clients or prospective Clients on Sweepium’s behalf, nor to bring any action in a court of law on Sweepium's behalf or in Sweepium's name.

16.3 The Reseller agrees to act within the scope of this Agreement and agrees to indemnify Sweepium for costs and expenses incurred in defending and resolving claims made against Sweepium by Clients which are caused by the Reseller having exceeded the scope of its authority as specified herein. Sweepium will not be precluded from exercising such other rights as it may be entitled to in terms of this Agreement. Sweepium will advise the Reseller of any such claims and the Reseller agrees to co-operate with Sweepium in seeking a resolution thereof.

16.4 The Reseller has no rights to any lien or other security interest in any of the Products.

17. FORCE MAJEURE

17.1 Neither party shall be liable for a reasonable delay in performing their obligations or for failure to perform obligations if the delay or failure results from force majeure (whether happening in the United Kingdom) including Act of God, refusal of licence, other governmental act, fire, explosion, accident, industrial dispute, civil commotion or impossibility of obtaining materials.

17.2 If any material performance under this Agreement is rendered impossible or impractical by reason of any event of force majeure affecting one of the parties hereto the obligation of that party to perform hereunder shall be suspended for so long as such an event continues to have an effect. Should such an event continue for a period of 6 (six) calendar months, this Agreement may thereafter be terminated summarily by either party giving to the other written notice.

18. MISCELLANEOUS MATTERS

18.1 Entire agreement. This Agreement constitutes the entire Agreement between the Parties with regard to the matters dealt with in this agreement and no representations, terms, conditions or warranties not contained in this Agreement shall be binding on the Parties.

18.2 Variation and cancellation. No agreement varying, adding

18.3 Costs.

18.3.1 Each Party shall bear that Party's own legal costs of and incidental to the negotiation, preparation, settling, signing and implementation of this Agreement.

18.3.2 Any costs, including attorney and own client costs, incurred by either Party arising out of the breach by the other Party of any of the provisions of this Agreement shall be borne by the Party in breach.

19. ASSIGNMENT AND TRANSFER

19.1 The Reseller is expressly prohibited from transferring, assigning or in any manner give to third parties any rights, licenses, or obligations which it has undertaken in this Agreement, other than to another entity that the Reseller singly controls or is controlled by.

19.2 In the event that at any time during the Term of this Agreement, the ownership or control of the shares in the Reseller should change from the now current ownership or control, or any internal rearrangement in the shareholding of the Reseller between its current shareholders, or any transmission of shares 'causa mortis' should take place, the Reseller shall give the Sweepium a 30 (thirty) days prior notification of this event in writing and submit to the Sweepium contact and other information of the new shareholders reasonably requested by the Sweepium. If the Reseller fails to give a prior notification or submit the requested information of the new shareholders, the Sweepium reserves the right to consider such transfer to be a breach of the Agreement and terminate the Agreement.

19.3 Any assignment or transfer performed by the Reseller in violation of this Section 18 will be null and void without having any effect.

19.4 The Sweepium can anytime transfer, assign its rights and obligations under this Agreement without receiving Reseller’s approval. The Sweepium shall notify the Reseller about the transfer within 30 (thirty) calendar days since the day such transfer or assignment occurs.

Appendix "B" The Products

Sweepium is an Aggregator of online content for Social and Sweepstake platforms.

Sweepium has a proprietary White Label solution platform which intend to distribute to B2C operators

Appendix "C" Commercial Agreement

A Reselling Commission will be paid to Reseller on the Gross Gaming Revenue (GGR) received by Sweepium from Clients introduced by Reseller corresponding to 20% for all deals brokered.

All the activities will be discussed at the beginning of every month while monitored and documented and distributed to both parties on a quarterly basis.